Exhibit T3A.23

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 03/14/2006
FILED 06:00 PM 03/14/2006
SRV 060247874 — 2217176 FILE
RESTATED CERTIFICATE OF INCORPORATION
OF
CIT LENDING SERVICES CORPORATION
* * * * * *
     CIT Lending Services Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is CIT Lending Services Corporation and the name under which the corporation was originally incorporated is AT&T Commercial Finance Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 22, 1989.
     2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:
ARTICLE I
     The name of the Corporation is CIT Lending Services Corporation.
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares that the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock with a par value of each such share of One Dollar ($1.00), amounting in the aggregate to One Thousand Dollars ($1,000).

ARTICLE V
     The name and mailing address of the Incorporator is G. Daniel McCarthy, 44 Whippany Road, Morristown, New Jersey 07962.
ARTICLE VI
     The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Corporation from time to time. The election of directors of the Corporation need not be by written ballot.
ARTICLE VII
     A director of the Corporation shall not have any personal liability to the Corporation or its stockholder(s) for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit any liability of a director of the Corporation (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder(s), (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Director derives any improper personal benefit, or (iv) under Section 174 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of the foregoing provision by the stockholder(s) of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.
ARTICLE VIII
     The Corporation shall indemnify any person against any liability arising by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, to the fullest extent allowed under the Delaware General Corporation Law.
ARTICLE IX
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, to the extent authorized by the laws of the State of Delaware at the time in force.
     4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said CIT Lending Services Corporation has caused this Certificate to be signed by Eric S. Mandelbaum, its Senior Vice President and Secretary, this 14 day of March, 2006.

CIT LENDING SERVICES CORPORATION

By	/s/ Eric S. Mandelbaum
Name: Eric S. Mandelbaum
Title: Senior Vice President & Secretary